Exhibit 10.32

[Lawson Software Logo]

April 25, 2006

Guenther Tolkmit

Ober-Beerbacherstr. 25a

64342 Seeheim-Jugenheim

Germany

AMENDMENT TO YOUR EMPLOYMENT AGREEMENT DATED 14 FEBRUARY 2005

Dear Guenther;

This letter amends certain sections of your Employment Agreement Executives (“Agreement”) dated February 14, 2005 with Intentia International AB, now to be recognized as Lawson Germany GmbH.  All references to Intentia International AB or the Intentia Group not specifically addressed in this Amendment will be read to be Lawson International Germany or the Lawson Group, respectively. Those provisions not amended in this letter remain the same.

The following outlines the Clauses with changes.

Introduction

Deleted:

The term “Associated Company” shall mean a company, which is from time to time a holding company or subsidiary to a holding company of the Company.

Replaced With:

The term “Associated Company” shall mean any company which is majority owned and/or in any other manner controlled by Lawson Software, Inc.

Clause 1 – Position

Deleted:

The Executive and the company agree that the terms and conditions of this Agreement shall govern the employment of the Executive in the Company as Vice President Support.

Intentia International AB is the ultimate holding company of a multinational group of companies (such group of companies hereinafter referred to as the “Intentia Group”). The Executive shall report to the CEO of the Intentia Group, and for certain matters to the Audit Committee of the Board of Directors, and shall be under the duty to keep the CEO and, for certain matters, the Board of Directors fully informed of all materials matters which concern the area of responsibility of the Executive.

Replaced With:

The Executive and the Company agree that the terms and conditions of this Agreement shall govern the employment of the Executive in the Company as Senior Vice President Product Development.

Lawson International Germany is a wholly-owned subsidiary of Lawson Software, Inc. which is the parent company of a multinational group of companies (such group of companies hereinafter referred to as the “Lawson Group”).  The Executive shall report to the CEO of the Lawson Group, and for certain matters to the Audit Committee of the Board of Directors of the Lawson Group, and shall be under the duty to keep the CEO and, for certain matters, the Board of Directors fully informed of all material matters which concern the area of responsibility of the Executive.

Clause 2 – Duties

Deleted:

As Vice President Support of the Intentia Group the Executive is responsible for all operations in accordance with the division of responsibilities set out from time to time and in particular to carry out duties customary to a VP Support of a publicly listed company.

...

The principal duty of the Executive shall be to properly and professionally manage the different Support Centres and also the QA functions of the Intentia Group including, but not limited to, Partners, Auditors, etc and corresponding relations and other external contact related to the position. These duties shall be exercised under the general supervision and guidance of the CEO.

Replaced With:

As Senior Vice President Product Development of the Company, the Executive is responsible for all global operations in accordance with the division of responsibilities set out from time to time and in particular to carry out duties customary to a Senior Vice President of Product Development.

...

The principal duty of the Executive shall be to properly and professionally (1) oversee product development, product strategy, and competitive intelligence, and (2) establish strategic direction of the Company’s software products. These duties shall be exercised under the general supervision and guidance of the CEO.

Clause 3 – Confidentiality - is deleted in its entirety and replaced by Exhibit A

Clause 4 – Intellectual Property - is deleted in its entirety and replaced by Exhibit A

Clause 6 – Non-Competition - is deleted in its entirety and replaced by Exhibit B

Clause 7 – Fixed Compensation

Deleted:

The Executive shall receive an annual Fixed Compensation (salary (including holiday entitlement but except variable compensation pursuant to Clause 8)) of EURO 200,000.

Replaced With:

The Executive shall receive an annual Fixed Compensation (salary (including holiday entitlement but except variable compensation pursuant to Clause 8)) of EURO 217,665.

Deleted:

The Fixed Compensation includes remuneration for overtime work, traveling time and any Board assignments in the Company or any Associated Companies (see clause 2 paragraph 6) as well as for any items covered under clause 3 paragraph 4.

Replaced With:

The Fixed Compensation includes remuneration for traveling time and any Board assignments in the Company or any Associated Companies (see Clause 2, Paragraph 6) as well as for any results of his work including intellectual property rights unless statutory laws require an additional compensation.

Any overtime work shall be deemed to be compensated by the Fixed Compensation.

Deleted:

This Fixed Compensation shall be subject to annual review as per January, beginning 2006.

Replaced With:

This Fixed Compensation shall be subject to annual review by the Lawson Board of Directors – Compensation Committee.

Clause 8 – Variable Compensation – is deleted in its entirety and replaced with the following:

The Executive, while in the employment of the Company, is entitled to participate in the Company’s discretionary compensation plan, which relates to corporate performance, from time-to-time in force. The Variable Compensation amount shall be up to EURO 158,302 based on the Executive’s achievement of his annual incentive agreement (see Attachment 1) as communicated to him by the CEO, which may contain both individual and company objectives assigned to him by the Board of Directors and/or CEO. The Variable Compensation and its parameters will be set annually. The Executive has no contractual or deferred entitlement to any form of Variable Compensation even it is has regularly or consistently been granted in the past.

Clause 15 – Stock Options – is deleted in its entirety and replaced with the following:

Per the Acknowledgement and Waiver signed by the Executive on April 27, 2006 and is attached as Attachment 2, Intentia International AB (and its successors and assigns) (“Intentia”) has no obligation to grant to the Executive any stock options or rights to acquire any capital stock of Intentia, and the Executive hereby waives any rights to acquire any capital stock of Intentia under any prior agreement between Executive and Intentia.

Clause 16 – Notice of Employment Termination – is deleted in its entirety and is replaced with the following:

This Agreement may be terminated upon three (3) months notice of termination by either party (“Notice Period”). Neither party shall be required to indicate a reason for such termination.

(1) Termination by the Company:

Should the Company terminate this Agreement for any reason other than “for cause”, the Executive will be offered the following severance payment: six (6) months base salary less any severance or other payments that Company is obligated to pay to Executive under any statute, regulation or applicable law (the “Severance Payment”).

Should the Company terminate this Agreement for any reason other than “for cause” on the day of a Change in Control or within 24 months thereafter, the Executive will be offered the following severance payment in addition to the Severance Payment described above: twelve (12) months base salary less any severance or other payments that Company is obligated to pay to Executive under any statute, regulation or applicable law (the “Change in Control Severance Payment”). Executive is not eligible to participate in the Lawson EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN for Tier 1 Executives.

Executive will be responsible for the payment of taxes associated with the disbursement of the Severance Payment and/or the Change in Control Severance Payment.

The Company’s obligation to pay the Severance Payment and/or the Change in Control Severance Payment is conditioned upon the Executive signing a written release described in Exhibit C confirming that the Executive will not engage in litigation against the Company with regard to any item withheld in or resulting in connection with this Agreement. The Severance Payment and/or the Change in Control Severance Payment become due within 10 calendar days after signing the release described in Exhibit C. Should the Executive engage in litigation or litigation-type procedures in or outside of the Court, this section regarding Severance Payments and/or the Change in Control Severance Payment is deemed to be null and void.

For purposes of this Section, “Change in Control” means (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Company, (2) the Company shall have entered into a definitive agreement with respect to a tender offer, exchange offer or merger, consolidation or other business combination with another corporation and as a result of the completion of such tender offer, exchange offer, merger, consolidation or combination less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (3) the Company shall have entered into a definitive agreement to sell substantially all of its assets to another corporation which is not a direct or indirect wholly owned Subsidiary of the Company, (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this

Agreement) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Agreement) pursuant to the Exchange Act, (5) individuals who constitute the Company’s Board of Directors on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (5), considered as though such person were a member of the Incumbent Board, or (6) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)  Termination by the Executive:

No Severance Payment and/or the Change in Control Severance Payment will be due to the Executive if he terminates the employment.

(3)  Termination for Cause:

No Severance Payment and/or the Change in Control Severance Payment will be due to the Executive if he is terminated based on cause pursuant to § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”).

Clause 18 – Governing Law and Dispute Resolution - is deleted in its entirety - including its headline - and replaced by the following:

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

Clause 19 is renumbered Clause 20 and a new Clause 19 – Additional Benefits – is added in its place.

A list of additional perquisites that have been authorized by the Company’s Compensation Committee is attached as Attachment 3. The Company’s Compensation Committee can change any and all perquisites at any time solely by providing the Executive with an amended Attachment 3.

Clause 20 – Final Provisions - A new paragraph 3 shall be inserted after paragraph 2.

Exhibits A, B and C form part of this Employment Agreement. In case of discrepancies, the provisions of the Exhibits shall prevail over the provisions of this Employment Agreement.

For Lawson		For Executive

/s/ Kristin Trecker		/s/ Guenther Tolkmit
Kristin Trecker		Guenther Tolkmit

Senior Vice President, Human Resources

Date:	January 5, 2007	Date:	January 7th, 2007

EXHIBIT A

LAWSON INTERNATIONAL GERMANY
EMPLOYEE INTELLECTUAL PROPERTY AND NON-DISCLOSURE AGREEMENT
(GERMANY)

In consideration of the benefits of my employment with LAWSON INTERNATIONAL GERMANY (hereinafter “LAWSON”) I agree as follows:

1.       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. I agree that Confidential Information related to LAWSON’s business, or the business of any of its affiliates, clients, customers, suppliers, partners or other third parties, I acquire during my employment by LAWSON shall be regarded and treated as confidential and solely for the benefit of LAWSON.

Such “Confidential Information” for purpose of this Agreement shall mean all information maintained in confidence by LAWSON or entrusted to me as confidential. Confidential Information includes, but is not limited to: (1) all information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can derive economic value from its disclosure or use, (2) trade secrets and (3) computer programs and passwords; customer lists, sales lists and supplier lists; pricing, licenses, costs, budgets, financial information and financing plans; marketing and sales statistics and studies; projections, strategies, forecasts, new products and marketing and business plans; merger and acquisition plans; formulas, processes, data procedures, techniques and improvements; inventions, product designs, discoveries and developments; and employee data, files and compensation.

The obligation of confidence under this Agreement shall not apply to any portion of information which I can show from documented records is or becomes generally available to the public without fault of mine, or which is obtained without restriction on publication or use from a third party having the right to disclose the same. Moreover, it shall not apply to any portion of information which I am obliged by statutory law or binding administrative or court order to supply to a court or any other authority.

2.       INTELLECTUAL PROPERTY. I agree that I will promptly disclose to and immediately assign and transfer to LAWSON - in writing if so requested by LAWSON - all my right, title, and interest in the results of my work for LAWSON created by me individually or with others on the grounds of my contractual work, other tasks assigned to me by LAWSON and/or using the know-how acquired during my employment with LAWSON or the resources of LAWSON subject to the provisions of this section 2.

As to inventions and technical improvements, the German Employee Invention Act (“Arbeitnehmererfindungsgesetz”) applies. I acknowledge that I am not entitled to make use of an invention until the Company formally waives its rights to the invention or until the time limit to call upon the invention pursuant to the Employee Invention Act has lapsed.

As to Copyrighted Works created under the German Copyright Act (“Urhebergesetz”) by me during my employment with LAWSON, I agree to grant an exclusive Right to Use and to exploit these works to LAWSON without any limitation on time, space or kind of use. LAWSON may exercise the Right to Use at any time in full or in part without any further consent from my side.

Such “Copyrighted Works”, for the purpose of this Agreement, shall have the meaning of § 2 of the Copyright Act. Copyrighted works include, but are not limited to: (1) data processing programmes as well as other forms of computer software, (2)

databases, (3) technical or scientific descriptions.

Such “Right to Use”, for the purpose of this Agreement, shall encompass all known types of use including, but not limited to: (1) the right to reproduce the work, either in its original or in a processed or redesigned form, (2) the right to distribute, (3) the right to publish, (4) the right to demonstrate, to make accessible to the public, transfer via long-distance landlines or wireless, or exploit in any other way.

Along with the Right to Use, the works I will transfer and assign the rights in any relevant pre-studies, source codes, documentations and other materials supporting the work to LAWSON and hand over any physical originals or copies to LAWSON if so requested.

LAWSON shall be entitled to transfer and assign its Right to Use the works in full or in part or to grant corresponding rights to third parties without any further consent from my side.

LAWSON shall not be obliged to name me as an author when the right of use is exercised. The right of access to the works shall be excluded after I left the company; the same applies to the right to claim a copy of the work.

Additionally, I agree that I do not have, nor have I ever had, claim of any right title or interest in any trademarks, trade names or domain names owned or used by LAWSON.

At LAWSON’s request, I will sign all papers LAWSON considers necessary or advisable to patent any invention or improvement or to register any copyright (outside Germany), trademark or domain name, each in the name of LAWSON.

I acknowledge that creating copyrighted works and other work results mentioned above forms an integral part of my contractual obligations under the contract of employment with LAWSON. All rights, title and interest assigned or transferred to LAWSON under this section 2 shall therefore be deemed to be compensated by the remuneration received from LAWSON under the contract of employment unless further remuneration is required by the Employee Invention Act or any other mandatory statutory laws or collective agreements applicable to my employment.

3.       DOCUMENTS AND TANGIBLE PROPERTY. All documents and other tangible property relating in any way to the business of LAWSON which are conceived or generated by me or come into my possession during my employment shall be and remain the exclusive property of LAWSON, and I agree to return all such documents and tangible property to LAWSON upon any separation from my employment at LAWSON and/or upon request of LAWSON.

While the aforementioned documents and other tangible property are in my possession, I will keep them in safe custody and secure them from being accessed or taken by any unauthorized third party.

I waive any right of retention with regard to the aforementioned documents and other tangible property.

4.       MISCELLANEOUS.  The obligations arising from and the rights granted under this Agreement shall survive the employment.

This agreement supplements and amends the Employment Agreement Executives (“Agreement”) dated February 14, 2005. In case of any inconsistencies, this Agreement shall persist.

/s/ Guenther Tolkmit
Guenther Tolkmit

EXHIBIT B

LAWSON INTERNATIONAL GERMANY
RESTRICTIVE COVENANTS
(GERMANY)

1.     CONTRACTUAL OBLIGATIONS. During the term of my employment with LAWSON I agree not to - directly or indirectly - compete with LAWSON or any of its affiliated companies. In particular, I agree not to provide services to a competitor as a managing director, board member or member of any other corporate body, as an employee, as a self-employed person or otherwise, nor to set up or run a competing business or own shares in such business. This does not apply to the acquisition of shares of listed stock corporations for investment purposes only. Furthermore, during the term of my employment I agree not to actively solicit or entice away employees of LAWSON or any of its affiliated companies or participate in such solicitation or enticement away.

2.     POST-CONTRACTUAL NON-COMPETITION. For a period of twelve (12) months following termination of the employment with LAWSON I agree not to – directly or indirectly - compete with LAWSON or any of its affiliated companies. In particular, I agree not to provide services to a competitor as a managing director, board member or member of any other corporate body, as an employee, as a self-employed person or otherwise, nor to set up or run a competing business or own shares in such business. This does not apply to the acquisition of shares of listed stock corporations for investment purposes only.

This post-contractual non-competition agreement shall apply to competitors in the software business in the territory of Germany, the U.S. and [insert].

3.     POST-CONTRACTUAL NON-SOLICITATION. For a period of twelve (12) months following termination of the employment with LAWSON I agree not to actively solicit or entice away employees of LAWSON or any of its affiliated companies or participate in such solicitation or enticement away.

4.     COMPENSATION. LAWSON will pay a compensation for the duration of the post-contractual non-competition and non-solicitation agreement in the amount of half of the contractual remuneration last paid to me. Any other income earned during by me this time will be set off against the aforementioned compensation.

5.     PENALTY.        For each case of infringement of the post-contractual non-competition and non-solicitation agreement I agree to pay a penalty in the amount of one monthly base salary. In case of a continued breach of the non-competition agreement, the penalty will be due for each month of continued breach. LAWSON remains free to claim damages exceeding the penalty.

6.     WAIVER. LAWSON may waive its rights under the post-contractual non-competition and non-solicitation agreement in writing at any time prior to the termination of the contract of employment. In this case LAWSON’s obligation to pay a compensation will end three months after I receive the waiver.

7.     Miscellaneous. §§ 74 to 75c of the German Commercial Code (“Handelsgesetzbuch”) will be applicable as supplement to this agreement.

/s/ Guenther Tolkmit
Guenther Tolkmit

EXHIBIT C

LAWSON INTERNATIONAL GERMANY
RELEASE AND TERMINATION AGREEMENT
(GERMANY)

This General Release and Termination Agreement is made and entered into as of the                day of                   , 20          , by Guenther Tolkmit (“Executive”) and LAWSON.

WHEREAS, Lawson International Germany (the “Company”) and Executive are parties to an Employment Agreement dated February 14, 2005, as amended on April 25, 2006 (the “Employment Agreement”);

WHEREAS, Executive intends to settle any and all claims that Executive has or may have against Company and each Associated Company (as defined in the Employment Agreement) as a result of Executive’s employment with Company and the cessation of Executive’s employment with Company; and

WHEREAS, under the terms of the Employment Agreement, Executive agreed to enter into this Release and Termination Agreement as a condition precedent to the severance arrangements described in Clause 16 of the Employment Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1.             Termination. The parties agree that the employment ends on                   due to                       . The Executive will not file a claim for unfair dismissal or otherwise challenge the termination in court.

2.             Release. For the consideration expressed in the Employment Agreement, Executive does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Executive has or may have against the Released Parties.

This Section 2 does not apply to any post-termination claim that Executive may have for benefits or other payments required under the provisions of the Employment Agreement, or the Restrictive Covenants (Exhibit B) Agreement with Company.

Guenther Tolkmit

Attachment 3

to the Amended Employment Agreement

of Guenther Tolkmit

The following items are additional perquisites that have been authorized by the Company’s Compensation Committee:

•                                          Financial and/or tax planning- up to $5k annual

•                                          Business or first class air travel between theaters (e.g., US and Europe)

•                                          Airline club- reimbursement of up to $350 for one airline club membership

•                                          Executive physical at Mayo Clinic (would need to be scheduled for Guenther in conjunction with planned business trip)

•                                          Apartment rental up to $1,500 per month

•                                          One-time $5,000 for apartment furniture/set-up costs

•                                          Car allowance

Intentia

EMPLOYMENT AGREEMENT EXECUTIVES

“VICE PRESIDENT SUPPORT”

This Agreement is made the date set out below

BETWEEN

Intentia International AB (publ), registration number 556387-8148 a company organised under the laws of Sweden, located at Vendevãgen 89, Danderyd, Sweden (hereinafter referred to as the “Company”)

AND

Gunther Tolkmit, Ober-Beerbacherstr. 25A, 64342 Seeheim-Jugenheim, Germany (hereinafter referred to as “the Executive”)

This document contains the main terms and conditions of the Executive’s employment with the Company, and supersedes all other previous arrangements or agreements whether oral or in writing between the Executive and the Company in the matters dealt with below.

The term “Associated Company” shall mean a company, which is from time to time a holding company or subsidiary to a holding company of the Company.

1      Position

The Executive and the company agree that the terms and conditions of this Agreement shall govern the employment of the Executive in the Company as Vice President Support.

Intentia International AB is the ultimate holding company of a multinational group of companies (such group of companies hereinafter referred to as the “Intentia Group”). The Executive shall report to the CEO of the Intentia Group, and for certain matters to the Audit Committee of the Board of Directors, and shall be under the duty to keep the CEO and, for certain matters, the Board of Directors fully informed of all material matters which concern the area of responsibility of the Executive.

Taking into regard the Executives’ explicit request, the position is currently based in 40721 Hilden, ProActiv- Platz 3, Germany. Taking into regard the indispensable requirements of his international position and the equivalent nature of the Companies’ business, the Executive acknowledges that his position requires a significant amount of travel to different corporate and third party locations world wide and hereby consents to undergo required travel such as necessary for the performance of his duties under this Agreement.

The Company will reimburse the Executive in accordance with the applicable Company policies and practices, after receiving proof of the expenses incurred by the Executive, for all reasonable subsistence and traveling expenses properly and necessarily incurred by the Executive in connection with the services rendered under this Agreement.

2      Duties

As Vice President Support of the Intentia Group the Executive is responsible for all operations in accordance with the division of responsibilities set out from time to time and in particular to carry out duties customary to a VP Support of a publicly listed company

The Executive shall exercise such powers and perform such duties (not being duties inappropriate to his senior status) in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to him by the Board of Directors and the CEO. The Executive shall comply with all reasonable directions from the Board of Directors and the CEO as well as all regulations of the Company.

The principal duty of the Executive shall be to properly and professionally manage the different Support Centres and also the QA functions of the Intentia Group including, but not limited to, Partners, Auditors, etc and corresponding relations and other external contact related to the position. These duties shall be exercised under the general supervision and guidance of the CEO.

The duties, responsibilities, objectives and authorities of the Executive are set out in this Agreement and in policies, procedures, instructions and other communications (hereinafter referred to as “Directives”) by the Board of Directors and the CEO and applicable corporate bodies, and the Executive agrees to comply with and be bound by all such Directives for the time being in force and duly communicated to him.

The Executive shall diligently, faithfully and loyally promote the interest of the Company and the Intentia Group and in particular, shall use his best endeavours to attain the business goals set by the CEO and the Board.

The Company will reimburse such fees associated with professional institutions and organizations in which the Executive is a member upon request of the Company. The Executive hereby agrees to take up all offices and functions the Company sees fit, within the Company and the Intentia Group as well as its subsidiaries. The Executive will retire from all such offices and functions upon request of the Company.

All additional remuneration the Executive should derive thereof will be accounted for with regard to the remuneration under this Agreement.

3      Confidentiality etc.

The Executive shall, on all occasions, be alert to and safeguard the interest of the Company. The Executive shall during and after his employment keep secret all trade secrets, business secrets and other confidential information regarding the Company and the Intentia Group or the business of the Company or the Intentia Group and the Executive may only use such information during his employment and in the interest of the Company. The Executive has no right of retention to such documents, information and data as well as copies thereof (irrespective of the format of such copies) which cover or contain aspects or details of the aforementioned confidential matters.

Whenever requested by the Company and in any event upon termination of employment with the Company, the Executive shall return forthwith all business documents, software, notes etc. and copies thereof (irrespective of the format of such copies) regarding the Company, the

Intentia Group or the business of the Company or the Intentia Group which he has set up, has been entrusted with or has otherwise gained access to.

Such material, inventions or other intellectual property is the sole property of the Company and may be used by the Executive only during the employment and in the interest of the Company. Any technical / methodical improvements proposed, inventions made or other intellectual property created by the Executive during his/her employment are compensated through salary under this agreement.

4      Intellectual property rights

4.1 The German Act on Employees Inventions (Act on Employees Inventions) applies to all technical Inventions and qualified proposals on technical improvements (Sections 2,3,20 paragraph I Act on Employees Inventions). Such inventions and proposals for technical improvements are to be notified to the Company on completion according to Sections 5 and 18 of the Act on Employees Inventions.

4.2 Apart of the aforementioned items all results of

•                  the contractual work and/or

•                  other tasks or activity assigned by the Company and/or

•                  any other activity in relation to the contract, especially such based on incitation of the Company or derived from the utilization of the Companies’ resources, achievements or expertise belong to the Company as soon as they emerge / they are completed.

The Company receives all rights, especially all rights of use and exploitation for any purpose, which result from such activity for an unlimited period of time, excluding any possible legally indispensable individual right of the Executive. The Executive may only use such results within the framework of his contractual duties and only for the Company. This especially applies to copyright protected results, trademarks, designs, protected designs, Semiconductor topographies, registered plant varieties as well as basic proposals for technical and or organizational improvements. The Executive is obliged to notify the Company immediately in writing of such result in order to make it possible for the Company to obtain legal protection of the results. The Executive is obliged to absolute secrecy on these results as long as legal protection is not fully obtained by the Company, notwithstanding the further confidentiality obligation as set forth in this Agreement.

4.3 AlI rights to the aforementioned results are hereby assigned to the Company. All and any assignment of such rights are fully compensated for by the contractual remuneration of the Executive. Any further compensation may only result from applicable collective bargaining agreements or works agreements or mandatory legal provisions.

5      Duties outside the Company

The Executive is obliged to devote all his working time to his duties as defined in this agreement.

It is thus stipulated that the Executive shall not, under own direction or through an agent, directly or indirectly, (i) conduct any business operation which can be considered to compete with the Company or an Associated Company, (ii) undertake major assignments or (iii) otherwise conduct operations that could adversely affect the performance of his/her duties as an employee of the Company, without obtaining prior written approval of the CEO. The Executive shall notify the CEO of any other assignments.

6      Restriction on competition and non-solicitation

While the Executive continues to be an employee of the Company and 12 months following the expiry of the employment, the Executive shall not, directly or indirectly, take part in or have an interest in any business which is competitive with any business of the Company, conducted currently or during the employment.

The Executive shall not for a period of 12 months after the termination of his employment with the Company either, directly or indirectly, solicit or serve or interfere with or endeavour to entice away from the Company or any Associated Company any person, firm or company who within one year prior to or at the date of such termination was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Executive had contact or about whom he became aware or informed in the course of his employment.

The Executive will not for a period of six months after the termination of his employment with the Company either directly or indirectly, solicit or interfere with or endeavour to entice away from the Company or any Associated Company any person who within six months prior to or at the date of such termination was an employee, director or consultant of the Company or any Associated Company.

The Executive is, within a period of 12 months after the end of this contract, obliged not to work in any way for a business in direct or indirect competition with the Company/ the Intentia group or an affiliate of such business or to participate indirectly or directly in such business or to set up and /or conduct such business on his own account or to the account of third parties within the field of activity of the Company.

Furthermore, the Executive will not hold shares of or otherwise participate in any such Company, if not the participation excludes any possibility of influencing the Board or the Chairpersons of the Company. The non competition clause regionally applies to the area of Intentia operations.

The Company shall, for the period of duration of the non competition clause, pay a monthly compensation equal 1/12 of fifty per cent (50%) of the overall annual remuneration (to be calculated on the average of the last 36 months- if actual employment is below 36 months, then on the average of the actual duration- of employment) paid to the Executive prior to the end of this contract, payable to the end of each month. The compensation shall be reduced by the income which the Executive earns or negligently fails to earn from dependent, independent or other work as well as by any unemployment benefits he may be entitled to, to the extent the compensation payment and the other income as set forth above exceeds a level of 110% of the Executive last monthly income under the regime of this contract. The Parties agree that Section 74 c of the German Federal Trade Act ( HGB) applies.

Upon the request of the Company, the Executive shall provide comprehensive information on such income, including the address of the then current employer. At the end of a calendar year, the Executive is obliged to present his income tax card to the Company.

In case of any violation of the non competition clause, the Executive shall pay a contractual penalty at the height of 3 times the last monthly gross salary he was entitled to before the employment contract terminated.

In case of a perpetuated violation of the non competition clause the Executives’ actions within each month are deemed as independent and separate violation in the aforementioned sense. The Company reserves all further rights resulting from such violation of the non competition clause. The non competition obligation shall not be valid if this Agreement ceases after the Executive has reached the age of statutory state pension in Germany (currently 65). It shall also not be valid, if the employment contract ends due to termination in the first six months of the Agreement.

The Company may at any time waive the pots contractual non competition clause. In this case, the period in which the Company is obliged to pay monthly compensation to the Executive will cease 12 months after the receipt of the waiver.

Sections 74 ff Federal Trade Act (HGB) apply equivalently.

7      Fixed Compensation

The Executive shall receive an annual Fixed Compensation ((salary (including holiday entitlement but except variable compensation pursuant to Clause 8)) of EURO 200,000. The Fixed Compensation shall be paid on a monthly basis in arrears with the first payment on a date mutually agreed upon by the parties. The Fixed Compensation includes remuneration for overtime work, travelling time and any Board assignments in the Company or any Associated Companies (see clause 2 paragraph 6) as well as for items covered under clause 3 paragraph 4 of this Agreement.

The Company will provide the Executive with an allowance to his private health insurance within the statutory limits of German Social Security Law. The Company’s monthly contribution is capped at the maximum of 50% of the highest contribution level which would result in the National Health Insurance Scheme for health insurance coverage.

This Fixed Compensation shall be subject to annual review as per January, beginning 2006.

The Executive permits the Company to set off any debts to the Company against his Fixed Compensation or on Target Compensation as applicable provided such debt has not been reasonably disputed.

8      Variable Compensation

The Executive, while in the employment of the Company, is entitled to participate in the Intentia Group discretionary compensation plan, which relates to corporate performance, from time to time in force. The applicable compensation scheme for the Executive is set out in Appendix 1. The Variable Compensation due to the Executive shall be terminated and paid out when Company auditors and Board of Directors affirm the final results for a given year. The Variable Compensation amount shall be up to EURO 100,000 based on Executive’s achievement of the MBO’s and objectives assigned to him by the Board of Directors and the CEO. The Variable Compensation and its parameters will be set annually. The Executive has no contractual or deferred entitlement to a specific on Target Compensation scheme even if it has regularly or consistently been granted in the past.

Upon termination of employment the Executive will be eligible for on Target Compensation on a pro rata basis of 1/12 for every month completed in a business year prior to termination of employment.

9      Company car

During his employment the Executive is entitled to use of a company car and a mobile telephone, in accordance with the Company’s and/or the Intentia Group’s prevailing regulations.

For the performance of the Executives’ duties for the Company and for his personal use, the Company will make a company car available in the category BMW 530i or comparable with a maximum monthly leasing rate of EUR 1.200/

The Company may request the return of the company car after a Termination of this Agreement has been effected by either party; the Executive is obliged to return the car on request and may not exercise retention rights thereto. He will then be compensated in return according to the applicable German Legislation on the personal use of company cars.

10   Work-related equipment

The Executive is also entitled to a reasonable number of job-related newspapers.

11   Sickness benefit

Subject to the presentation, if requested, of medical certificates satisfactory to the Company, during absence due to sickness or accident, the Company will continue to pay salary for a maximum period of 6 weeks, yet not exceeding the end of the Agreement in accordance with the Company’s sickness pay plan in force from time to time. Should the incapacity exceed three months, the variable compensation will be reduced for every following month of incapacity in the respective business year by 1/12.

Such compensation shall include any sums the Company is obliged to pay by applicable law to the Executive. The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under the law applicable from time to time (whether or not the Executive claims such benefit). The Company may furthermore account for all benefits the Executive derives from private health insurance for the duration of his incapacity to work.

The Executive hereby assigns to the Company all legal and financial entitlements he may have versus a third party in relation to any incapacity caused by such third party, yet limited by the maximum amount of Sickness benefit the Company provides to him under this Agreement. The Executive is obliged to provide the Company will all necessary information and proxy to exercise such entitlements versus the third party.

12   Pension and insurance benefits

The Executive will participate in the Company’s pension plan, accident insurance and life assurance schemes. The Executive is entitled to pension benefits substantially in accordance with the plan applied by the Company from time to time.

13   Vacation

In addition to bank and other public holidays the Executive will be entitled to 30 days annual vacation in accordance with the Company’s usual practice for employees in force at the time in question, such annual vacation to be taken at such time or times as may be approved by the CEO. Vacation not taken in the calendar year of entitlement will be lost. Upon receipt of a termination by either Party, the Company may suspend the Executive of his duties with immediate effect and perpetuated payment and may grant the remaining holiday entitlement prior to the date of termination. .

14   Validity

This agreement enters into force when signed by both parties and shall remain in effect until terminated in accordance with Section 16 below.

15   Stock options

The Board of lntentia will use all reasonable efforts to get shareholders to approve an option plan under which an option grant will be awarded to the Executive. Subject to the approval of the Board or its compensation committee and shareholders, the Executive will be given a stock option grant to purchase a total of up to 300,000 shares of the common B-shares of Intentia within such stock option program. It is anticipated that such stock options will be a combination of time-based and/or performance options.

16   Notice of employment termination

This agreement may be terminated upon three (3) months notice of termination by either party. Neither party shall be required to indicate a reason for such termination.

Should the Company terminate the Agreement , the Executive will, during the period of notice of termination, be offered a severance payment corresponding to six (6) months salary (Fixed Compensation) to which he is entitled at the time in question in return for a written consent to not engage in litigation versus the Company with regard to any item withheld in or resulting in connection with this Agreement; Should the Employee engage in procedures in- or outside of Court, this offer falls void.

Any resulting severance payment falls due for payment to the Executive with the date of termination.

An offer will not be made to the Executive if the Agreement is terminated by the Executive or by the Company based on cause.

Should either the Executive terminate the Agreement or the Company terminate the Agreement based on cause, the Executive shall receive his salary (Fixed Compensation) during the period of notice of termination (three months) and shall be obliged to perform such duties as he is directed to perform by the Company.

During the period of notice of termination, the Executive remains to be employed by the Company even if he is neither present nor obliged to perform any duties. Consequently, he shall be entitled to all employment benefits during such period that the Company is required to provide by law and under this agreement.

On the day on which the Executive leaves the Company following the termination of the employment, the Executive shall return all material, which he or another in his stead has in his procession and which is the property of the Company. There is no right of retention to the aforementioned items.

The Company is entitled to dismiss the Executive with immediate effect in the event of any serious or persistent breach of any of his obligations (whether under this Agreement or otherwise), or if the Executive has seriously disregarded his/her responsibilities or if the Executive is or has become prohibited by law from being a director, in which case all salary, employment benefits including bonus (i.e. Fixed and Variable Compensation) will cease immediately. Nor will, in such case, the Executive be entitled to any severance remuneration.

Each party shall be entitled to terminate this agreement with immediate effect, should the other party commit a crime, be disloyal, breach the confidentiality clause, or in any other way materially breach this Agreement. In the event of such termination, the Agreement shall immediately cease to apply in all its parts, save with the exception of sections 4 and 6, which shall continue to be in force thereafter, should the Company not choose to waive the post contractual non – competition restriction with immediate effect due to severe misconduct of the Executive.

During the period of notice of termination, the Executive shall not be obliged to perform duties other than those normally performed by him. Should he be directed to undertake other duties, the Company shall be deemed to have removed him from his engagement with the business of the Company.

Any vacation entitlements shall be utilised during the period of notice at the request of the Company.

If notice is given during the fiscal year bonus, if any, is paid in proportion to the number of months of the fiscal year, which elapse until notice is given.

17   Data protection clause

As the Company is part of a larger group of companies operating internationally it may, for administrative reasons, from time to time make the personnel records of the Executive available to other companies in the Intentia Group which may be located in other locations around the world. Similarly the Company may from time to time need to make such records available to its advisors, such as its lawyers and accountants, and regulatory authorities. By signing this contract the Executive consents to the Company processing this data for personnel administration reasons, for senior management use, and transmitting this data to other companies within Intentia Group.

18   Governing law and Dispute resolution

This Agreement shall be governed by and construed in accordance with the laws of Sweden, except where explicitly indicated otherwise. The parties hereby irrevocably agree that any dispute arising out of this Agreement shall be finally settled by binding arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

The costs for the arbitration shall be finally born by the Company unless the arbitration tribunal determines that the Executive was commencing a proceeding without any merits against better knowledge.

19   Final Provisions

This Agreement and Addendums are construed in both German and English language. The English wording prevails as far as the legal evaluation / interpretation of this agreement is in question.

There are no oral side- agreements to this agreement. This Agreement may not be amended, changed modified or abolished, except by a written instrument signed with the same formality as this Agreement by the Executive and the Company.

The ineffectiveness of any of the provisions withheld in this Agreement will not invalidate the remaining provisions of this Agreement. In such case a provision which will come as close as possible to the intended economic effect of the invalid provision, will be agreed between the Parties.

By their signature the Parties confirm that they have each received an issue of the Agreement which bears all of the Parties original signature.

Date: 14th February 2005

Danderyd	Seeheim - Jugenheim
Place

Intentia International AB (publ)

/s/ Bertrand Sciard	/s/ Guenther Tolkmit
Bertrand Sciard	Guenther Tolkmit

Exhibit 10.32

[Lawson Software Logo]

January 10, 2008

Guenther Tolkmit

Ober-Beerbacherstr. 25a

64342 Seeheim-Jugenheim

Germany

AMENDMENT NUMBER 2 TO YOUR EMPLOYMENT AGREEMENT DATED 14 FEBRUARY 2005

Dear Guenther;

This letter (“Amendment No. 2”) amends certain sections of your Employment Agreement Executives (“Agreement”) dated February 14, 2005 with Intentia International AB, now to be recognized as Lawson Software Deutschland GmbH (the “Company”), and Amendment No. 1 to that Agreement dated April 25, 2006 (“Amendment No. 1).  The reference to “Lawson Germany GmbH” in Amendment No. 1 should have been to “Lawson Software Deutschland GmbH,” and is hereby amended to correct that error.  Exhibit C to Amendment No. 1 is deleted and replaced with Appendix A to this Amendment No. 2.  Those provisions not amended in this Amendment No. 2 remain the same as in effect immediately prior to the effective date of this Amendment No. 2.

The following outlines the Clauses with changes effective January 1, 2008, and the references below to the “Agreement” shall give effect to this Amendment No. 2:

Clause 16 –Notice of Employment Termination (in both the Agreement and Amendment No. 1)– are deleted in their entirety and are replaced with the following:

This Agreement may be terminated upon three (3) months notice of termination by either party (“Three Month Notice Period”).  Neither party shall be required to indicate a reason for such termination.  During the Three Month Notice Period, the Executive will continue to work for the Company unless the Company requests that the Executive discontinue reporting to work.  The Company will continue to pay the Executive’s Base Pay (as defined below) under the Agreement through the end of the Three Month Notice Period whether or not the Company requires that the Executive continue to perform work during that time.

(1) Clause 16(1) Severance Payment:  Termination by the Company Before a Change in Control or More Than 24 Months After a Change in Control:

If at any time before a “Change in Control” (as defined below) or more than 24 months after a Change in Control, the Company terminates this Agreement for any reason other than “Cause” (as defined below), the Executive will be offered the following payment:  twelve (12) months Base Pay less any severance or other payments that Company is obligated to pay to Executive under (i) any other portion of the Agreement, (ii) Clause 4 of Exhibit B to the Agreement (Exhibit B was added by Amendment No. 1) and/or (iii) any statute, regulation or applicable law (the “Clause 16(1) Severance Payment”).

(2) Clause 16(2) Severance Payment:  Termination by the Company Upon a Change in Control or Within 24 Months After a Change in Control:

If at the time of a Change in Control or within 24 months after a Change in Control, the Company (or its successor) terminates this Agreement for any reason other than Cause, the

Executive will be offered the following payment:  (a) 24 months Base Pay plus (b) two times the “Yearly Earned Incentive Cash Compensation” (as defined below) less (c) any severance or other payments that Company is obligated to pay to Executive under (i) any other portion of the Agreement, (ii) Clause 4 of Exhibit B to the Agreement (Exhibit B was added by Amendment No. 1) and/or (iii) any statute, regulation or applicable law (the “Clause 16(2) Severance Payment”).

(3) Clause 16(3) Severance Payment:  Termination by the Executive for Good Reason Upon a Change in Control or Within 24 Months After a Change in Control:

If at the time of a Change in Control or within 24 months after a Change in Control, the Executive terminates this Agreement for “Good Reason” (as defined below), the Executive will be offered the following payment:  (a) 24 months Base Pay plus (b) two times the “Yearly Earned Incentive Cash Compensation” (as defined below) less (c) any severance or other payments that Company is obligated to pay to Executive under (i) any other portion of the Agreement, (ii) Clause 4 of Exhibit B to the Agreement (Exhibit B was added by Amendment No. 1) and/or (iii) any statute, regulation or applicable law (the “Clause 16(3) Severance Payment”).

(4) Other Voluntary Termination by the Executive:

No Clause 16(1) Severance Payment, Clause 16(2) Severance Payment or Clause 16(3) Severance Payment will be due to the Executive if the Executive terminates the employment and Agreement:  (a) before a Change in Control, (b) within 24 months after a Change in Control, other than for Good Reason or (c) more than 24 months after a Change in Control.

(5) Termination for Cause:

No Clause 16(1) Severance Payment, Clause 16(2) Severance Payment or Clause 16(3) Severance Payment will be due to the Executive if the Executive is terminated based on:  (a) Cause as defined below or (b) cause pursuant to § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”).

(6)  No Double Payments:

If Executive receives the Clause 16(1) Severance Payment, the Executive will not be entitled to receive the Clause 16(2) Severance Payment and/or the Clause 16(3) Severance Payment.  If Executive receives the Clause 16(2) Severance Payment, the Executive will not be entitled to receive the Clause 16(1) Severance Payment and/or the Clause 16(3) Severance Payment.  If Executive receives the Clause 16(3) Severance Payment, the Executive will not be entitled to receive the Clause 16(1) Severance Payment and/or the Clause 16(2) Severance Payment.

(7)  Payment of Taxes Associated with Any Severance Payment:

Executive will be responsible for the payment of taxes associated with the disbursement of the Clause 16(1) Severance Payment, the Clause 16(2) Severance Payment and/or the Clause 16(3) Severance Payment.

(8)  Requirement of Written Release; Payment:

The Company’s obligation to pay the Clause 16(1) Severance Payment, the Clause 16(2) Severance Payment and/or the Clause 16(3) Severance Payment is conditioned upon the Executive signing and providing to the Company a written release described in Appendix A confirming that the Executive will not engage in litigation against the Company or its affiliates with regard to any item withheld in or resulting in connection with this Agreement.  The Clause 16(1) Severance Payment, the Clause 16(2) Severance Payment or the Clause 16(3) Severance Payment, if and when payable under Clause 16, become due within 10 calendar days after Executive has signed and provided to the Company the release described in Appendix A.  Should the Executive engage in litigation or litigation-type procedures in or outside of the Court, all of the sections regarding the Clause 16(1) Severance Payment, the Clause 16(2) Severance Payment and/or the Clause 16(3) Severance Payment are deemed to be null and void.

(9)  Tier 1 Plan Does Not Apply to Executive:

Executive is not eligible to participate in the Lawson EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN for Tier 1 Executives.

(10)  Definitions:

The following capitalized terms used in Clause 16 have the respective meanings defined below:

(a)  “Annual Incentive Target” means the annual incentive target cash compensation for Executive, before deductions for taxes and other items withheld, under any Incentive Plans (as defined below).

(b)  “Base Pay” means the regular basic cash remuneration before deductions for taxes and other items withheld, payable to Executive for services rendered to the Company, but not including items such as Annual Incentive Target payments, perquisites, allowances, per diem payments, bonuses, incentive compensation, stock options, equity compensation, fringe benefits, special pay, awards or commissions.  Base Pay shall include regular basic cash remuneration that is contributed by Executive to a qualified retirement plan, nonqualified deferred compensation plan or similar plan sponsored by the Company but it shall not include earnings on those amounts.

(c)  “Cause” means the termination of the Executive’s employment initiated by the Company because of:  (1) if the Executive has entered into any written and executed contract(s) with the Company, any material breach by the Executive of such contract (as reasonably determined by the Company) and which is not or cannot reasonably be cured within 10 days after written notice from the Company to the Executive; (2) any material violation by the Executive of the Company’s policies, rules or regulations (as reasonably determined by the Company) and which is not or cannot be reasonably cured within 10 days after written notice from the Company to the Executive; or (3) commission of any material act of fraud, embezzlement or dishonesty by the Executive (as reasonably determined by the Company).

(d) “Change in Control” means any one or more of the following:  (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Parent, (2) the closing of a merger, consolidation or other business combination between Parent and another corporation and as a result of the completion of such merger, consolidation or combination 50% or fewer of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Parent, other than affiliates (within the meaning of the U.S. Securities Exchange Act (“Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (3) the closing of the sale of substantially all of the assets of Parent to another corporation which is not a direct or indirect wholly owned subsidiary of the Parent, (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Parent (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Agreement) pursuant to the Exchange Act, (5) individuals who constitute the Parent’s Board of Directors on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (5), considered as though such person were a member of the Incumbent Board, or (6) approval by the stockholders of the Parent of a complete liquidation or dissolution of the Parent.

(e)  “ELRP” means the Parent’s Executive Leadership Results Plan to the extent in effect immediately before a Change in Control.

(f)  “Fiscal Years” means each of the periods from June 1 through May 31 (inclusive) for the applicable years.

(g)  “Good Reason” means the occurrence of any of the following events:  (1) a job reassignment that is not at least of comparable responsibility or status as the assignment in effect immediately prior to the Change in Control; (2) a reduction in the Executive’s Base Pay as in effect immediately prior to a Change in Control; (3) a material modification of the Company’s incentive compensation program (that is adverse to the Executive) as in effect immediately prior to a Change in Control; (4) a requirement by the Company that the Executive be based anywhere other than within thirty miles of the Executive’s work location immediately prior to a Change in Control (with exceptions for temporary business travel that is consistent in both frequency and duration with the Executive’s business travel before the Change in Control); or (5) except as otherwise required by applicable law, the failure by the Company to provide employee benefit programs and plans that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to the Executive as the benefits provided in effect immediately prior to a Change in Control.  Termination or reassignment of the Executive’s employment for Cause, or by reason of disability or death, are excluded from the definition of “Good Reason.”

(h)  “Incentive Plan” means the ELRP or any other incentive cash compensation plan covering the Executive.

(i)  “Parent” means Lawson Software, Inc., a Delaware corporation.

(j)  “Yearly Average Earned Incentive Cash Compensation” means either of the following depending on the date when a Change in Control occurs:

(1) If a Change in Control occurs between January 1, 2008 and May 31, 2008 (inclusive):  the “Yearly Average Earned Incentive Cash Compensation” means the Executive’s total incentive cash compensation earned for the most recently completed fiscal year immediately prior to the Change in Control or, if greater, the termination of employment.

(2)  If a Change in Control occurs any time between June 1, 2008 and May 31, 2009 (inclusive):  the “Yearly Average Earned Incentive Cash Compensation” means the yearly average of the Executive’s total incentive cash compensation earned during the two most recently completed “Fiscal Years” (as defined above) immediately prior to the Change in Control or, if greater, the termination of employment.

(3)  If a Change in Control occurs any time on or after June 1, 2009:  the “Yearly Average Earned Incentive Cash Compensation” means the yearly average of the Executive’s total incentive cash compensation earned during the three most recently completed Fiscal Years immediately prior to the Change in Control or, if greater, the termination of employment.

For Lawson	For Executive

Kristin Trecker	Guenther Tolkmit

Senior Vice President, Human Resources

Date:	Date:

APPENDIX A

LAWSON SOFTWARE DEUTSCHLAND GMBH

RELEASE AND TERMINATION AGREEMENT

(GERMANY)

This General Release and Termination Agreement is made and entered into as of the                   day of                             , 20        , by  Guenther Tolkmit (“Executive”) and Lawson Software Deutschland GmbH (the “Company”).

WHEREAS, the “Company” and Executive are parties to an Employment Agreement dated February 14, 2005, as amended on April 25, 2006 and January 1, 2008 (the “Employment Agreement”);

WHEREAS, Executive intends to settle any and all claims that Executive has or may have against Company and each Associated Company (as defined in the Employment Agreement) as a result of Executive’s employment with Company and the cessation of Executive’s employment with Company; and

WHEREAS, under the terms of the Employment Agreement, Executive agreed to enter into this Release and Termination Agreement as a condition precedent to the severance arrangements described in Clause 16 of the Employment Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1.             Termination. The parties agree that the employment ends on                              due to                           . The Executive will not file a claim for unfair dismissal or otherwise challenge the termination in court.

2.             Release.  For the consideration expressed in the Employment Agreement, Executive does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Executive has or may have against the Company, each Associated Company, and each their respective officers, directors, employee, insurers, agents and other representatives.

This Section 2 does not apply to any post-termination claim that Executive may have for benefits or other payments required under the provisions of the Employment Agreement, or the Restrictive Covenants (Exhibit B) Agreement with Company.

Guenther Tolkmit